                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated June 18, 2004 with respect to the financial statements and schedule of Nalco Holdings LLC as of December 31, 2003 and for the period from November 4, 2003 through December 31, 2003 (Successor) and Ondeo Nalco
Group as of December 31, 2002 and for each of the two years in the period ended
December 31, 2002 and for the period from January 1, 2003 through November 3,
2003 (Predecessor) in the Registration Statement (Form S-1 No. 333-       ) and
related Prospectus of Nalco Company for the registration of $665 million of its
7 3/4 % senior notes due 2011, (euro)200 million of its 7 3/4% senior notes due
2011, $465 million of its 8 7/8% senior subordinated notes due 2013 and
(euro)200 million of its 9% senior subordinated notes due 2013.

/s/ Ernst & Young LLP

Chicago, Illinois
September 30, 2004